Exhibit 99.1

Kopin Corporation Reports Financial Results for the Second Quarter 2024

●	Q2 2024 product revenues increased 84% compared to the same period in 2023
●	Defense product revenues increased 106% partially offset by a 30% decrease in Industrial product revenues
●	5 new customers placed development orders fueling opportunities for multi-million dollar per year production revenues

WESTBOROUGH, MA, August 8, 2024 – Kopin Corporation (Nasdaq: KOPN), a leading provider of application-specific optical solutions and high-performance microdisplays for defense, enterprise, consumer, and medical products, today reported financial results for the second quarter ended June 29, 2024.

Commenting on the quarterly results, Michael Murray, Chief Executive Officer, stated, “The second quarter was highlighted by continued sales momentum of our products for defense applications, delivering year over year growth of 106% and five new customer development orders which provide significant multi-million dollar per year production revenue opportunities in the future. This progress has validated our strategy to reset the course within Kopin to focus on defense products that we began last year. Additionally, as we continue our output ramp on our thermal weapon sight contracts our sustained focus on operational excellence resulted in enhanced margins for this critical product line and the company.

“As we move into the second half of the year, we expect continued growth from new customers and projects, which during the second quarter included the development award for the U.S. Army’s Next Generation-Short Range Interceptor (NG-SRI) system, which is expected to replace the Stinger Missile. We were selected to design, develop, and produce the targeting eye piece for the program, won by Lockheed Martin. The program is expected to move into full rate production in 2027, which we estimate could provide Kopin with tens of millions in revenue, in peak annual production.

“Kopin was also selected for several new Phase One development contracts including with the U.S. Army to research optical approaches for Visual Augmentation Systems to improve performance, lessen cognitive dissonance and nausea. We also received a development contract with the U.S. Navy to research and produce a means to reduce the size and weight of the optics needed in advanced sensor systems. In addition to these research and development awards, we partnered with market leading firms like Wilcox Industries on several new dismounted soldier products and demonstrated our progress on our innovative AI enabled NeuralDisplay™ hardware and software architecture.

“Looking ahead we expect to continue accelerating our growth with a strong order book of new and long-standing customers and expect to see the benefits of our efforts with new designs and opportunities. We are leveraging our increased emphasis on business development to expand into new international markets. We continue to believe Kopin is well positioned to deliver long-term growth for our shareholders,” concluded Murray.

Second Quarter Financial Results

Total revenues for the second quarter ended June 29, 2024, were $12.3 million, compared to $10.5 million for the second quarter ended July 1, 2023, an 18% increase. Year-over-year product revenues increased 84%, with defense product revenues increasing by $5.4 million or 106% year over year, while industrial product revenues decreased by $0.3 million or 30%, year over year. Second quarter 2024 funded research and development revenues declined by $2.7 million or 70% as certain defense development programs were successfully completed and are now moving into low-rate initial production.

Cost of Product Revenues for the second quarter of 2024 were $8.7 million, or 79% of net product revenues, compared with $5.7 million, or 95% of net product revenues for the second quarter of 2023. The decrease in cost of product revenue as a percent of net product revenues for the three months ended June 29, 2024, as compared to the three and six months ended July 1, 2023 was due to a decrease in expected rework costs, attributed in part to sustained improvements in labor hours/unit, improved work instructions, reduced scrap rates and lower customer acceptance reject rates. We estimate that the lower estimated rework cost improved gross margins by approximately $1.3 million for the three months ended June 29, 2024.

Research and Development (R&D) expenses for the second quarter of 2024 were $1.8 million compared to $3.1 million for the second quarter of 2023, a decrease of 41% from the prior year. Customer-funded R&D expense declined $1.5 million in the second quarter of 2024 as compared to the second quarter of 2023, while internal R&D increased $0.2 million year over year. The decline in customer-funded R&D programs was due to decreased spending on specific U.S. defense programs and programs previously in development were successfully completed. Internal R&D expense increased due to an increase in process improvements and NeuralDisplay™ advancements.

Selling, General and Administration (SG&A) expenses were $7.3 million for the second quarter of 2024, compared to $6.5 million for the second quarter of 2023. The increase for the three months ended June 29, 2024, as compared to the three months ended July 1, 2023, was primarily due to an increase in legal fees of $1.2 million, partially offset by a decrease in credit loss expense of $0.2 million. Included in SG&A was legal fees associated with the BlueRadios lawsuit of $3.1 million for the second quarter of 2024 and $1.9 million for the second quarter of 2023.

The Net Loss for the second quarter of 2024 was ($5.9) million, or ($0.05) per share, compared with ($8.2) million, or ($0.07) per share, for the second quarter of 2023.

All amounts above are estimates and readers should refer to our Form 10-Q for the quarter ended June 29, 2024, for final disposition as well as important risk factors.

Earnings Call and Webcast

Kopin management will host the conference call, followed by a question and answer session.

Date: Thursday, August 8, 2024

Time: 8:30 AM Eastern Time (5:30 PM Pacific Time)

U.S. dial-in number: 888-349-0106

International number: 412-902-0131

Webcast: Q2 2024 Webcast Link

The Company will also provide a link at https://www.kopin.com/investors/ for those who wish to stream the call via webcast. Please call the conference telephone number 5-10 minutes prior to the start time.

A telephonic replay of the conference call will also be available through August 15, 2024.

Toll-free replay number: 877-344-7529

International replay number: 412-317-0088

Replay passcode: 10191338

About Kopin

Kopin Corporation is a leading developer and provider of innovative display and optical technologies sold as critical components and subassemblies for defense, industrial and consumer products. Kopin’s technology portfolio includes ultra-small Active-Matrix Liquid Crystal displays (AMLCD), Liquid Crystal on Silicon (LCOS) displays and Organic Light Emitting Diode (OLED) displays, MicroLED (µLED) displays, a variety of optics, and low-power ASICs. For more information, please visit Kopin’s website at www.kopin.com. Kopin is a trademark of Kopin Corporation.

Forward-Looking Statements

Statements in this press release may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by such sections. Words such as “expects,” “believes,” “can,” “will,” “estimates,” and variations of such words and similar expressions, and the negatives thereof, are intended to identify such forward-looking statements. We caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and advise readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates, and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. These forward-looking statements may include statements with respect to our expectation of five new customer development orders providing significant multi-million dollar per year production revenue opportunities in the future; our expectation of continued growth from new customers and projects; our expectation that the U.S. Army’s Next Generation-Short Range Interceptor (NG-SRI) system will move into full rate production in 2027 and can provide Kopin with tens of millions in revenue in peak annual production; our expectation of continuing to accelerate our growth with a strong order book of new and long-standing customers; our expectation to see the benefits of our efforts with new designs and opportunities; and our belief that Kopin is well positioned to deliver long-term growth for our shareholders. All such forward-looking statements, whether written or oral, and whether made by us or on our behalf, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release, except as may otherwise be required by the federal securities laws. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in Part I, Item 1A. Risk Factors; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and other parts of our Annual Report on Form 10-K for the fiscal year ended December 30, 2023, or as updated from time to time our Securities and Exchange Commission filings.

Contact Information

Kopin Corporation

Richard Sneider

Treasurer and Chief Financial Officer

rsneider@kopin.com

MZ Contact

Brian M. Prenoveau, CFA

MZ Group – MZ North America

KOPN@mzgroup.us

+561 489 5315

Kopin Corporation

Supplemental Information

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Display Revenues by Category (in millions)
Defense	$10.4	$5.1	$18.7	$11.5
Industrial/Enterprise	0.6	0.9	1.4	1.8
Consumer	-	0.1	-	0.4
R&D	1.2	3.9	2.1	6.8
License and Royalties	0.1	0.5	0.2	0.7
Total	$12.3	$10.5	$22.4	$21.2

Stock-Based Compensation Expense
Cost of product revenues	$268,000	$427,000	$489,000	$453,000
Research and development	117,000	322,000	261,000	339,000
Selling, general and administrative	291,000	442,000	661,000	593,000
	$676,000	$1,191,000	$1,411,000	$1,385,000

Other Financial Information
Depreciation and amortization	$137,000	$163,000	$332,000	$388,000

Kopin Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Revenues:
Net product revenues	$11,054,030	$6,011,393	$20,079,396	$13,666,109
Research and development revenues	1,170,329	3,884,225	2,070,294	6,780,676
Other revenues	112,064	564,238	219,374	771,262
	12,336,423	10,459,856	22,369,064	21,218,047
Expenses:
Cost of product revenues	8,685,328	5,697,063	17,226,902	12,321,164
Research and development	1,839,663	3,132,259	3,940,416	5,444,476
Selling, general and administration	7,267,868	6,466,120	14,499,733	11,114,250
Litigation damages	-	-	24,800,000	-
	17,792,859	15,295,442	60,467,051	28,879,890

Loss from operations	(5,456,436)	(4,835,586)	(38,097,987)	(7,661,843)

Other expense, net	(465,562)	(3,305,793)	(372,226)	(3,069,091)

Loss before provision for income taxes	(5,921,998)	(8,141,379)	(38,470,213)	(10,730,934)

Tax provision	-	(39,000)	-	(78,000)

Net loss	(5,921,998)	(8,180,379)	(38,470,213)	(10,808,934)

Net loss per share:
Basic	$(0.05)	$(0.07)	$(0.32)	$(0.10)
Diluted	$(0.05)	$(0.07)	$(0.32)	$(0.10)

Weighted average number of common shares outstanding:
Basic	121,400,739	109,911,244	120,757,868	107,473,813
Diluted	121,400,739	109,911,244	120,757,868	107,473,813

Kopin Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

	June 29, 2024	December 30, 2023
ASSETS
Current assets:
Cash, restricted cash and marketable securities	$18,679,861	$17,902,685
Accounts receivable, net	7,406,272	9,706,036
Contract assets and unbilled receivables	6,523,002	3,409,809
Inventory	5,649,665	7,601,806
Prepaid and other current assets	2,061,305	1,210,207

Total current assets	40,320,105	39,830,543

Plant and equipment, net	2,143,235	2,163,417
Operating lease right-of-use assets	2,477,774	2,504,909
Other assets	124,925	124,925
Equity investments	3,982,385	4,688,522

Total assets	$49,048,424	$49,312,316

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,713,542	$4,947,338
Accrued expenses	6,079,934	5,564,187
Contract liabilities and billings in excess of revenue earned	198,291	916,826
Operating lease liabilities	672,038	651,503
Accrued post-retirement benefits	415,000	790,000
Customer deposits	331,766	408,156
Deferred tax liabilities	470,884	470,884
Accrued legal expenses	6,666,717	2,129,421
Accrued litigation damages	24,800,000	-

Total current liabilities	45,348,172	15,878,315

Other long term liabilities	2,130,572	2,092,124
Operating lease liabilities, net of current portion	1,786,021	1,832,982

Total stockholders’ equity	(216,341)	29,508,895
Total liabilities and stockholders’ equity	$49,048,424	$49,312,316